ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT dated this ___ day of April, 1998 by and between Scudder Global Fund, Inc., a Maryland corporation (the "Company") on behalf of Global Discovery Fund, a series of the Company (the "Fund"), and KEMPER DISTRIBUTORS, INC., a Delaware corporation ("KDI").

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Company hereby appoints KDI to provide information and administrative services for the benefit of the Fund and its shareholders. In this regard, KDI shall appoint various broker-dealer firms and other service or administrative firms ("Firms") to provide related services and facilities for persons who are investors in the Fund ("investors"). The Firms shall provide such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to investors in the Fund. Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Fund and its special features, assistance to investors in changing dividend and investment options, account designations and addresses, and such other administrative services as the Company or KDI may reasonably request. Firms may include affiliates of KDI. KDI may also provide some of the above services for the Fund directly.

KDI accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. KDI shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. KDI, by separate agreement with the Company, may also serve the Company in other capacities. In carrying out its duties and responsibilities hereunder, KDI will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of investors in the Fund. Such Firms shall at all times be deemed to be independent contractors retained by KDI and not the Company. KDI and not the Company will be responsible for the payment of compensation to such Firms for such services.

2. For the administrative services and facilities described in Section 1, the Company, on behalf of the Fund, will pay to KDI at the end of each calendar month an administrative service fee computed at an annual rate of up to 0.25 of 1% of the average

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daily net assets of the Fund (except assets attributable to Class S Shares). The current fee schedule is set forth as Appendix I hereto. The administrative service fee will be calculated separately for each class of each series of the Fund as an expense of each such class; provided, however, no administrative service fee shall be payable with respect to Class S Shares. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of KDI to the Company under this Agreement are not to be deemed exclusive, and KDI shall be free to render similar services or other services to others.

The net asset value for each share of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

3. The Company, on behalf of the Fund, shall assume and pay all charges and expenses of the Fund's operations not specifically assumed or otherwise to be provided by KDI under this Agreement.

4. This Agreement may be terminated at any time without the payment of any penalty by the Company, on behalf of the Fund, or by KDI on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of KDI to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. This Agreement may not be amended for any class of the Fund to increase the amount to be paid to KDI for services hereunder above .25 of 1% of the average daily net assets of such class without the vote of a majority of the outstanding voting securities of such class. All material amendments to this Agreement must in any event be approved by vote of the Board of Directors of the Company.

5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

6. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

7. All parties hereto are expressly put on notice of the Company's Charter and all amendments thereto, all of which are on file with the State Department of Assessments and Taxation of


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Maryland. With respect to any claim by KDI for recovery of any liability arising hereunder allocated to a particular class, whether in accordance with the express terms hereof or otherwise, KDI shall have recourse solely against the assets of that class to satisfy such claim and shall have no recourse against the assets of any other series of the Company or class of the Fund for such purpose.

8. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

9. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the Company and KDI have caused this Agreement to be executed as of the day and year first above written.


SCUDDER GLOBAL FUND, INC., on behalf of
Global Discovery Fund                       KEMPER DISTRIBUTORS, INC.


By: _____________________________           By: ___________________________
Title:  President                           Title: ________________________


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

                                                                      APPENDIX I

                              GLOBAL DISCOVERY FUND
                         FEE SCHEDULE FOR ADMINISTRATIVE
                               SERVICES AGREEMENT

Pursuant to Section 2 of the Administrative Services Agreement to which this Appendix is attached, the Company and KDI agree that the administrative service fee will be computed at an annual rate of .25 of 1% (the "Fee Rate") based upon assets with respect to which a Firm provides administrative services.


SCUDDER GLOBAL FUND, INC., on behalf of
Global Discovery Fund                       KEMPER DISTRIBUTORS, INC.


By: _________________________________       By: __________________________
Title:  President                           Title: _______________________


Dated:  April __, 1998


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